Exhibit 4.1

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

This Amendment No. 4 to Rights Agreement (this “Amendment”), effective as of December 3, 2003 is between Lifeline Systems, Inc., a Massachusetts corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (“R&T”).

WHEREAS, the Company and State Street Bank and Trust Company entered into a Rights Agreement, dated as of July 24, 1998, as amended by Amendment No. 1 dated October 18, 1998, and Amendment No. 2 dated June 30, 2002 and the Company and R&T are parties to Amendment No. 3 thereto, dated August 19, 2002 (as amended, the “Rights Agreement”).

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein.

WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

NOW THEREFORE, the parties intending to be legally bound hereby agree as follows:

1. Section 11(a)(i) of the Rights Agreement is hereby amended in full and replaced in its entirety by the following:

“(a)(i) In the event the Company shall at any time after the date of this Agreement issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e) hereof, the Purchase Price in effect at the time of the effective date of such reclassification, and the number and kind of shares of Common Stock or capital stock, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Common Stock or capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, he would have owned upon such exercise and been entitled to receive by virtue of such reclassification. If an event occurs that would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii) hereof.”

2. Effectiveness. This Amendment shall be deemed effective as of the date set forth above as if executed by all parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

4. Certification. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date set forth above.

LIFELINE SYSTEMS, INC.

By:	/s/ Ronald Feinstein
Name: Ronald Feinstein
Title: President and Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY

By:	/s/ William P. Tatler
Name: William P. Tatler
Title: Vice President